Exhibit 10.3

Investor Relations Services Agreement

This Investor Relations (IR) Services Agreement (the “Agreement”) is made and entered into this__ day of October 1, 2010.

BETWEEN:

GMV wireless inc.,

(Hereinafter referred to as the “Consultant”)

OF THE FIRST PART

AND

Blue Chip IR., a company incorporated pursuant to the laws of British Columbia.

(Hereinafter referred to as the “Company”)

RECITALS

A.

The Company desires to be assured of the services of the Consultant in order to avail itself of the Consultant’s experience, skills, knowledge, abilities and background in the fields of business development, financial consulting, investor relations, and Internet strategies. The Company is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

B.

The Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Engagement. Company hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become an investor relation’s consultant to the Company and to render such advice, consultation, information and services including, but not limited to:

2.

Term:  The term of this Agreement shall commence on the date hereof and continue for a period of one hundred fifty (150) days, renewable automatically for one hundred fifty (150) day periods for so long as both the Consultant and the Company agree. This Agreement can be terminated by either party upon written notice provided with thirty (30) days notice.

Investor Relations Services:

•

Awareness Email program of GMV wireless: US Market Email awareness campaigns running over a period to be negotiated by the parties to this Agreement within 10 days of signing. Email campaign reaching up to 6,000,000 opt-in users.

•

Phone support: Contacting leads generated from email campaign during same period, educating prospective and current investors on GMV wireless and its benefits.

•

Presenting GMV wireless’s profile to several Institutions and prospective and current investors

•

Monthly follow-up: Consultant will continue to follow-up with prospective and current investors for so long as this Agreement is effective.

3.

Engagement Fee. As consideration for Consultant entering into this Agreement, Company and Consultant agrees to the following:

a. $$20,000usd per month. Payable in cash upon the signing of this Agreement and on the same day of each subsequent month for so long as the contract is in effect.

b. Fee and details to be negotiated within 10 days of signing this Agreement for email campaign program:

(Please see cash wire instructions on Appendix (B) attached hereto)

4.

Exclusivity; Performance; Confidentiality. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of the Company. Consultant shall be required to expend only such time as is necessary to service Company in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Company and obtained during its engagement by the Company, shall not be, directly or indirectly, disclosed without the prior express written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. All such confidential information provided to Consultant by Company shall be clearly and conspicuously marked with the word “Confidential.” Consultant may disclose Company’s confidential information pursuant to applicable law or regulations or by operation of law, provided that the Consultant may disclose only such information as is legally required.

5.

Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of the work and as otherwise requested. Company acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Company at any specific time, or in any specific place or manner, unless otherwise mutually agreed. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6.

Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia. The parties agree that any dispute arising under or with respect to or in connection with this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved fully and exclusively by binding arbitration in accordance with the commercial rules then in force of the Province of British Columbia.

7.

Attorney's Fees. In the event that any party institutes any action to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.

Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. This Agreement may be executed in counterparts, each of which shall constitute and be deemed an original, but both of which taken together shall constitute to one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement the day and year first above written.

Consultant:

Company:

GMV wireless inc..

Blue Chip IR

/s/ Mark Simons

/s/ Andrew Scott

_________________________________

_________________________________

                                  Andrew Scott

President

CEO